SCHEDULE 14C

(RULE 14C - 101)

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

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VALIC Company II

(formerly known as North American Funds Variable Product Series II)

(Name of Registrant as Specified in Its Charter)

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VALIC Company II

(previously known as North American Funds Variable Product Series II)

February 19, 2002

Dear Participant:

Thank you for choosing to invest with us. As you know from the recent proxy statement(s) mailed to you, American General Corporation and its subsidiaries, The Variable Annuity Life Insurance Company ('VALIC' or the "Adviser"), including the adviser to VALIC Company II, were acquired by American International Group, Inc. ("AIG")on August 29, 2001. This acquisition automatically terminated the investment advisory and sub-advisory agreements for the VALIC Company II Funds (the 'Funds' and each a 'Fund'), causing VALIC to begin a thorough review of Fund offerings and sub-advisers. Further, due to new federal laws concerning mutual fund names, VALIC reviewed each Fund's investment objective and strategy to ensure compliance with the new federal laws.

As a result of this review, VALIC recommended, and the VALIC Company II Board of Trustees approved, a portfolio sub-adviser change for the International Growth II Fund, formerly known as North American International Growth Fund. Effective January 1, 2002, Putnam Investment Management, LLC is the new sub-adviser for the International Growth II Fund. Thompson, Siegel & Walmsley, Inc previously sub-advised the International Growth II Fund. In addition, the International Growth II Fund's investment objective and strategy have changed, as discussed in the attached Information Statement. We are sending this Information Statement to you because our records show the International Growth II Fund as one of your variable annuity investment options as of January 2, 2002.

Please feel free to call us at 1-800-448-2542 should you have any questions on the enclosed Information Statement. We thank you for your continued support and investments.

Sincerely,

/s/ Robert P. Condon

Robert P. Condon

President

VALIC Company II

Information Statement

VALIC Company II

(previously known as North American Funds Variable Product Series II)

International Growth II Fund

2929 Allen Parkway

Houston, Texas 77019

Introduction

This Information Statement relates to the sub-adviser (portfolio manager) for the International Growth II Fund, formerly known as North American International Growth Fund (the 'Fund') of VALIC Company II ('VC II'). The Fund was sub-advised by Thompson, Siegel & Walmsley, Inc. ('TS&W') from July 24, 2000 through December 31, 2001. Previously, the Fund was sub-advised by Jacobs Asset Management, Inc. from its inception on September 21, 1998 through July 24, 2000. As a result of the acquisition of American General Corporation ('American General') and its subsidiaries, including The Variable Annuity Life Insurance Company ('VALIC' or the 'Adviser'), the adviser to VC II, by American International Group, Inc. ('AIG') on August 29, 2001, VALIC reviewed the Fund's relationship with the sub-adviser.

Based on its review, VALIC recommended to the Fund's Board of Trustees (the 'Board') that Putnam Investment Management, LLC ('Putnam') should become the Fund's new sub-adviser. This sub-advisory change was approved by the Board on October 23, 2001. The Board also approved a new Investment Sub-Advisory Agreement (the 'Putnam Sub-Advisory Agreement') for the Fund, between VALIC and Putnam. The Putnam Sub-Advisory Agreement is the same in all material respects to the TS&W Investment Sub-Advisory Agreement (the 'TS&W Sub-Advisory Agreement') dated August 29, 2001, in effect between VALIC and TS&W, except for the name of the sub-adviser, effective date and term.

The Fund has received an exemptive order from the Securities and Exchange Commission ('SEC') which allows VALIC, subject to certain conditions, to select new sub-advisers or replace existing sub-advisers without obtaining shareholder approval of the change. The Board, including a majority of those trustees who are not parties to a sub-advisory agreement or interested persons of any such party ('Independent Trustees'), as defined by the Investment Company Act of 1940, as amended, (the '1940 Act'), must first approve each sub-advisory agreement. This allows VALIC to act more quickly to change sub-advisers when it determines that a change is beneficial to shareholders. Within 90 days of such a change, the Fund will provide information to shareholders about the new sub-adviser and its agreement. This information statement is being provided to you to satisfy this requirement. This statement is being mailed on or about February 19, 2002 to all participants in annuity contracts who chose the Fund as a variable investment option prior to January 2, 2002 (the 'Record Date').

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Adviser and its Responsibilities

VALIC is an investment adviser registered with the SEC. VALIC is located at 2929 Allen Parkway, Houston, Texas 77019. It is engaged in the business of rendering investment advisory and management services to various investment companies. VC II has contracted with VALIC to furnish these services to the Fund and VALIC is paid an annual management fee, based on the Fund's average daily net assets. Accordingly, VALIC provides ongoing management supervision ,and policy direction, and legal services to the Fund. Legal services include the preparation of registration statements, prospectuses, reports to shareholders, proxy solicitation materials, fund compliance services and recordkeeping.

At its own expense, VALIC may designate a sub-adviser to manage the investments of the Fund. The sub-adviser makes investment decisions for the Fund according to the Fund's investment objective and restrictions. Subject to the oversight of VALIC, directionthe sub-adviser evaluates pertinent economic, statistical, financial and other data in order to determine the optimal portfolio holdings to meet the Fund objectives and performance benchmark.

As the Adviser to the Fund, VALIC monitors each sub-adviser and compares Fund performance with relevant market indices and peer groups. VALIC watches for corporate actions and examines each sub-adviser's compliance with VALIC and fund policies. VALIC regularly provides written reports to the Board describing the results of its evaluation and oversight functions. In addition, VALIC looks to develop stronger relationships with fewer investment firms that can ultimately benefit all the Fund shareholders through greater marketing and service support. As a result of this extensive evaluation, VALIC recommended that the Board appoint Putnam as the new sub-adviser to the Fund. Putnam supplied its information about its sub-advisory team and its investment philosophy to the Board for review, along with other important documentation.

The Sub-Advisory Agreements

As noted above, the TS&W and Putnam Sub-Advisory Agreements are the same in all material respects. TS&W and Putnam are hereinafter referred to as the 'Sub-Adviser'. In each agreement, the Sub-Adviser agrees to provide an investment program for the Fund and is responsible for the investment and reinvestment of the Fund's assets. The Sub-Adviser has broad latitude in selecting securities for the Fund, subject to VALIC's oversight. The Sub-Adviser may place trades through brokers of its choosing and will take into consideration the quality of the brokers' services and execution, as well as services such as research and providing equipment or paying any Fund expenses, in setting the amount of commissions paid to a broker. For these services, VALIC pays a sub-advisory fee, based on the average daily net assets of the Fund, consisting of a monthly fee computed at the annual rate of 0.65%. For the fiscal year ended August 31, 2001, VALIC paid TS&W $154,448 in sub-advisory fees. The sub-advisory fee rates are the same under both the TS&W and the Putnam Sub-Advisory Agreements.

Both Sub-Advisory Agreements provide that the Sub-Adviser shall not be subject to liability to VALIC, the Fund, or to any shareholder of the Fund for any act or omission in rendering services under the Sub-Advisory Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, as long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser's obligations or duties. Each Sub-Advisory Agreement provides for automatic termination unless at least annually its continuance is approved by (i) the Board or the affirmative vote of the holders of a majority of the outstanding shares of the Fund, and (ii) the Independent Trustees. Each Sub-Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, VALIC, or the holders of a majority of the outstanding shares of the Fund, upon 30 to 60 days written notice. If you would like a copy of the Putnam Sub-Advisory Agreement, please write to Nori L. Gabert, Esq., Vice President and Secretary of VALIC Company II, 2929 Allen Parkway, Houston, Texas 77019.

Effective and Termination Dates: The TS&W Sub-Advisory Agreement was executed on August 29, 2001, pursuant to initial shareholder approvalupon the acquisition of American General by AIG. The TS&W Sub-Advisory Agreement had an initial two-year term, subject to annual review thereafter. The Putnam Sub-Advisory Agreement was unanimously approved by the Board, including a majority of the Independent Trustees, on October 23, 2001. The effective date was January 1, 2002, and the Agreement will be reviewed again in 2003.

Board Considerations

In connection with its review and approval of the Putnam Sub-Advisory Agreement, the Board reviewed materials furnished regarding Putnam and its sub-advisory responsibilities, including information on the investment fees and performance of the Fund and a comparative peer group. The Board also received sales and redemption data and VALIC's general economic outlook. The Board reviewed information regarding the investment processes of Putnam and considered the historical performance it achieved in connection with similar funds. Additionally, the Board reviewed the Fund's performance and noted that the Fund has under-performed both its benchmark and comparable funds over the past several years. The Board reviewed the duties of the Sub-Adviser, including the formulation and implementation of investment programs, the evaluation of Fund investments, and the use of soft dollars and directed brokerage (see below), and relationship management. The Board was also informed about the resources devoted to compliance management and the non-investment management services provided. The Board determined that the sub-advisory fees are fair and reasonable in light of the services to be provided and concluded that the Putnam Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. In reviewing the proposed change in Sub-Adviser, the Board considered these factors, among others, as discussed below.

In connection with its approval of the Putnam Sub-Advisory Agreement, the Board considered that the recommendation did not involve any material changes in the overall form of the Sub-Advisory A greement, and observed that the fees remained the same. As part of their deliberations, the Board took into account the following, among other factors: the nature and quality of the services provided or reasonably anticipated to be provided and the results achieved or reasonably anticipated to be achieved by Putnam; the amount and structure of investment sub-advisers' fees generally and the fees payable under the Putnam Sub-Advisory Agreement; the management, personnel and operations of Putnam; and the commitment of Putnam to the financial services industry. Pursuant to new federal laws, the Fund's investment strategy has changed from 65% of total assets to 80% of net assets being invested in equity securities of companies located in at least three countries other than the United States. The investment objective has also changed to provide capital appreciation.

The Board also considered that the terms of the Putnam Sub-Advisory Agreement are the same in all material respects as those of the TS&W Sub-Advisory Agreement. The Board, including all of the Independent Trustees, determined that the terms of the Putnam Sub-Advisory Agreement are fair and reasonable and that the approval of the Putnam Sub-Advisory Agreement is necessary and in the best interests of the Fund, on behalf of its shareholders, to ensure the continued receipt of the same quality of services as is currently provided.

Information about Putnam

Putnam has managed mutual funds since 1937, and is located at One Post Office Square, Boston, Massachusetts, 02109. As of October 31, 2001, Putnam has over $293 billion in assets under management. Putnam is a subsidiary of Putnam Investments, Inc., a holding company which in turn is, except for a minority stake, owned by employees, owned by Marsh & McLennan Companies, Inc., a publicly-owned holding company whose principal businesses are international insurance and reinsurance brokerage, employee benefit consulting and investment management. Marsh & McLennan Companies, Inc. is located at 1166 Avenue of the Americas, New York, NY 10036.

Putnam is not affiliated with VALIC. No Trustee of VC II has owned any securities, or has had any material interest in, or a material interest in a material transaction with Putnam or its affiliates since the beginning of the Fund's most recent fiscal year.

The following chart lists the principal executive officer and directors of Putnam and their principal occupations, if different from their positions with Putnam. The business address of each person is One Post Office Square, Boston, MA 02109.
Name	Position with Putnam and Principal Occupation
Lawrence J. Lasser	Chief Executive Officer
Tim Ferguson	Head of Investments
Karnig H. Durgarian	Chief of Operations
Stephen Spiegel	Head of Global Distribution
John M. Brown	Head of Institutional Management
Richard A. Monaghan	Head of Retail Management
Stephen M. Oristaglio	Deputy Head of Investments
Theron S. Hoffman	Chief of Human Resources
Phillipe Bibi	Senior Managing Director

Putnam is the investment adviser for other mutual funds. Some which have an investment objectives that are similar to the Fund. The name of each such fund, together with information concerning the fund's assets, the annual fees paid and the waiver or reimbursement percentage (as a percentage of average net assets) to Putnam for its services, are set forth in the following chart.
Fund Name	Assets as of 12/31/01	Fee Rate* (Advisory Fees**)
Putnam International Growth Fund (Putnam Retail Mutual Fund)	$11,466,126,000	0.80% 1st $500 million 0.70% next $500 million 0.65% next $500 million 0.60% next $5 billion 0.575% next $5 billion 0.555% next $5 billion 0.54% next $5 billion 0.53% thereafter
Nations International Equity Fund	$201,792,256	0.65% 1st $60 million 0.55% next $130 million 0.45% next $200 million 0.40% over $390 million
The MetLife Series Fund Putnam International Stock Portfolio	$398,526,503	0.65% 1st $150 million 0.55% next $150 million 0.45% over $300 million
JNL/Putnam International Equity Series	$762,762,140	0.65% 1st $150 million 0.55% next $150 million 0.45% over $300 million
EQ/Putnam International Equity Portfolio	$1,189,325,315	0.65% 1st $150 million 0.55% next $150 million 0.45% over $300 million

____________________________

* No advisory fees have been waived or reimbursed.

** As Putnam provides administrative and other services in addition to portfolio management to its mutual funds, Putnam does not consider this fee to be directly comparable to accounts for which it serves as sub-adviser.

Brokerage Selection Practices

VALIC has provided the following information to the Board about the Fund's brokerage selection practices, including soft dollars, directed brokerage, and transactions with affiliated brokers. These are important practices which are subject to extensive regulation under the federal securities laws. VALIC reviewed these practices and evaluated any conflicts of interest inherent in the Sub-adviser's policies and practices. Soft dollars: The term 'soft dollars' is often used to describe that part of the basic trade commission which exceeds the lowest rate available from other broker-dealers and which is used by the adviser to obtain research and other services from broker-dealers. Soft dollars have not been used to offset expenses of the Fund. Directed brokerage: A directed brokerage agreement includes those arrangements under which products or services (other than execution of securities transactions), expense reimbursements, or commissions are recaptured for a client from or through a broker-dealer, in exchange for directing the client's brokerage transactions to that broker-dealer. The Board has determined that a directed brokerage arrangement with State Street Brokerage, Lynch Jones and Ryan, and/or any other comparable broker-dealer is in the best interest of each Fund and its shareholders and therefore has conveyed the information to the Sub-Adviser. The Fund may participate in directed brokerage arrangements, provided the portfolio manager can still obtain the best price and execution for trades. Directed brokerage arrangements are generally subject to a maximum of 20% of a Fund's eligible commissions. Thus, the Fund may benefit from the products, services or recaptured commissions obtained through the directed brokerage arrangement, although there may be other transaction costs, greater spreads or less favorable net prices on transactions. As long as the trader executing the transaction for the Fund indicates that this is a directed brokerage transaction, the Fund will get a percentage of commissions paid on either domestic trades or international trades credited back to the Fund. These credits are in hard dollars and could be used to offset the Fund's custody expenses or to pay other Fund expenses (excluding expenses payable to affiliates). By entering into a brokerage/service arrangement, the Fund can reduce expenses reported to shareholders in its statement of operations, fee table and expense ratio and can increase its reported yield. Any such transactions will be disclosed in the registration statement for the Fund. Transactions with affiliated brokers: Putnam does not typically engage in transactions with affiliated brokers.

Other Service Agreements

VC II has service agreements with VALIC, or an affiliate, to provide accounting and administrative services to the Fund and to provide transfer agent services. Transfer agent services also include shareholder servicing and dividend disbursements. For the fiscal year ended August 31, 2001, the Fund paid VALIC the following amounts pursuant to such agreements: $11,017 for accounting fees, $59,403 for administrative services fees and $224 for transfer agency fees.

ANNUAL REPORTS

Copies of the most recent Annual Report may be obtained without charge if you:

  write to:

VALIC Company II

2929 Allen Parkway

Houston, Texas 77019

  call (800) 448-2542

  access the Report through the Internet at www.valic.com

SHAREHOLDER PROPOSALS

The Fund is not required to hold annual shareholder meetings. Shareholders who would like to submit Proposals for consideration at future shareholder meetings should send written Proposals to Nori L. Gabert, Esq., Vice President and Secretary of VALIC Company II, 2929 Allen Parkway, A36-02, Houston, Texas 77019.

OWNERSHIP OF SHARES

As of January 2, 2002the Record Date, there were 3,000,717_____ shares of the Fund outstanding. All shares of the Fund are owned by VALIC Separate Account A. To VALIC's knowledge, no person owns a variable annuity contract or interests therein for more than 5% of the outstanding shares of the Fund. The Trustees and officers of VALIC Company II and members of their families as a group, beneficially owned less than 1% of the common stock of the Fund, as of January 2, 2002the Record Date.

Legal Proceedings

There are no material legal proceedings to which the Fund is a party.